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EXHIBIT 10.31

EMPLOYEMENT SEPARATION AND RELEASE AGREEMENT DATED FEBRUARY 21, 2003 BETWEEN VIA NET.WORKS, INC. AND KARL MAIER

        This Employment Separation Agreement and Release (the "Agreement") is being entered into between VIA NET.WORKS, INC. ("VIA") and Karl A. Maier ("Executive") effective as of this 21st day of February 2003. For and in consideration of the mutual promises contained in this Agreement, and for other good and sufficient consideration, receipt of which is hereby acknowledged, VIA and Executive (sometimes referred to in this Agreement as the "parties") agree as follows:

  1.    Termination of Employment and Payment.

        (a)  Executive's employment with VIA and all its subsidiaries shall end on June 30, 2003 (the "Separation Date"). On or before March 31, 2003, VIA will release Executive from his responsibilities as President and Chief Operating Officer (the "Leave Date"). On and effective as of his Leave Date, Executive shall resign from all boards, committees and all offices and positions he holds with VIA and its subsidiaries, including without limitation his position as President and Chief Operating Officer. To the extent that Executive holds any other offices or positions with VIA as of his Leave Date, Executive's resignation on that date shall constitute a resignation from any such other offices or positions. Executive agrees to execute and deliver to VIA any formal written resignations requested by VIA to document the resignations described herein.

        (c)  From the Leave Date (if prior to March 31, 2003) through March 31, 2003, Executive shall provide executive-level services to VIA as may reasonably be requested by VIA's Chief Executive Officer from time to time. After March 31 and through the Separation Date, Executive will make himself reasonably available for consultation on matters involving VIA and its business with VIA's Chief Executive Officer and other officers, employees and agents of VIA that the Chief Executive Officer may delegate.

        (c)  Executive shall be paid at his current base salary rate, including his Foreign Assistance Payment, through the Separation Date. Executive will use all unused and accrued vacation time before June 30, 2003, and shall be entitled to no vacation or leave benefit or payment after that date. Executive's health insurance, life insurance, disability benefits, vacation or other paid leave, and all other benefits provided or funded by VIA will terminate as of Separation Date. All such payments shall be in accordance with VIA's usual payroll practices and policies and shall be less standard deductions for federal, state, and local taxes, subject to Part Two of the VIA International Assignment Policy.

        (d)  Executive shall be eligible for a bonus for calendar year 2002 in accordance with his Employment Agreement dated as of July 1, 2002 ("Employment Agreement") and VIA's bonus policy in effect for that year, and which payment, shall be made at the time and in accordance with VIA practice for payment of annual bonuses. The amount of the bonus to be paid shall be 60% of his base salary, subject to completion of the audit of VIA's 2002 results and approval by the Compensation Committee of the Board of Directors. Executive shall also be eligible for a bonus for the first three months of 2003 in accordance with VIA policy and subject to satisfactory completion of personal objectives established by VIA. This bonus payment shall be made at such time as all other VIA employee bonuses for the first quarter 2003 are paid. All bonus payments shall be less standard deductions and withholdings. Executive will not be eligible for any bonus program or payment with respect to any period beginning after March 31, 2003, except as specifically contemplated above.

        (e)  From and after the Separation Date, Executive shall not be eligible to participate in any VIA benefit plan, including, but not limited to, VIA-provided dental and medical insurance, the retirement and 401(k) plan, vacation leave, sick leave, long-term disability insurance, life insurance, or personal accident insurance. However, nothing in this Paragraph shall prevent Executive from participating in a COBRA continuation coverage program (and any similar state health care continuation coverage program).

        (f)    Executive agrees that once all of the payments referred to in this Paragraph 1 of this Agreement have been made he shall have been paid all compensation due and owing to him under this Agreement and under the Employment Agreement or any other employment or contract or arrangement he has or may have had with VIA or from any other source of entitlement to payment from VIA (provided that Executive may still receive the Severance Payment and other consideration described in Paragraph 3 if he satisfies the necessary conditions therein, as well as expense reimbursements for expenses actually incurred by him in connection with VIA business prior to the Separation Date and tax equalization payments to which he is entitled under Part Two of the VIA International Assignment Policy and the Employment Agreement) including all wages, salary, commissions, annual, quarterly and all other quarterly and annual bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits of any kind and nature.

        (g)  All options to purchase VIA's common stock held by Executive as of the Leave Date which have not vested shall continue to vest through the Separation Date.

  2.    Release.

        (a)  Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to his employment, the decision to terminate his employment, or the termination of his employment, and any and all claims relating to the Employment Agreement or any other employment contract or arrangement or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Executive Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Executive is not waiving any claims under VIA's 401(k) plan (or any successor to such plan) and is not waiving any claims under VIA's health plan, stock option plan or other benefit plans or any claims for indemnification or under VIA's director and officer or other insurance policies to which Executive may be entitled to coverage. Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Executive represents and warrants that he has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer. Notwithstanding the provisions of this Paragraph 2, the parties agree that the foregoing release is not a release of Executive's rights or claims under or specifically preserved in this Agreement, nor is it a release of any claims with respect to events that occur after the date that Executive signs this Agreement.

        3.    Severance Payment and Other Consideration. Provided that Executive signs and executes the General Release of Claims attached hereto as Attachment A no earlier than the day following his Separation Date and further provided that Executive continues to abide by the terms of his Employment Agreement until the Separation Date, and thereafter with respect to terms of his

Employment Agreement that survive the termination thereof, VIA shall pay or provide Executive the following severance benefits:

        (a)  Six months of Executive's base salary ($175,000), less standard withholdings and deductions for federal, state, and local taxes as determined by VIA, to be paid no later than the date of the next regularly scheduled employee payroll after the Separation Date.

        (c)  Reimbursement of Executive's expenses to relocate to the United States in accordance with the company's International Assignment Policy, provided that his move back to the United States occurs within six (6) months of the Separation Date.

        (d)  Executive may continue to occupy his flat at Holland Park 34 (flat 4), W11 3TA London past the Separation Date and through July 15, 2003 on the same basis as through the date hereof, provided that the indemnification agreement between Executive and VIA, dated 23rd September 2002, will remain in full force and effect until July 15, 2003 or any date sooner he moves out of the flat.

        (e)  Partial reimbursement of the costs to terminate his automobile lease agreement in accordance with the following terms and conditions: Executive will use his reasonable best efforts to arrange another party to assume the lease agreement of Executive's automobile in the United Kingdom. If Executive is unsuccessful in these efforts, he will cooperate with and provide support to VIA for the negotiated termination of the lease agreement or, if necessary, the sale of the vehicle and the payment of the balance of the lease agreement charges, less the sale proceeds. The net costs of these efforts will be split as follows, taking into account the £2,000 Executive paid upfront for the lease as a part of his contribution: VIA will reimburse to Executive 80% of the net costs and Executive will be responsible for making full payment to the leasing company. Executive shall use his reasonable best efforts to cause all arrangements for the car to be completed by June 30, 2003.

        (f)    In accordance with VIA's International Assignment Policy, VIA will pay for the preparation of Executive's federal and state income tax returns for the years 2002 and 2003 by PricewaterhouseCoopers. Executive and VIA agree to continue to abide by all conditions of the International Assignment Policy, including the reimbursement of any shortfall in taxes paid by him during the relevant year or for any amounts owing to Executive under VIA's tax equalization policy as set forth in the International Assignment Policy and the Employment Agreement.

        (g)  VIA shall reimburse Executive for all business related expenses through the Separation Date, consistent with VIA company policy. In addition, VIA shall reimburse Executive for the reasonable fees and expenses of his counsel in reviewing and negotiating this Agreement.

        4.    Information Regarding Separation and Non-Disclosure of This Agreement.    From and after the date of this Agreement, Executive and VIA shall not provide to any person or entity (other than in the case of Executive, his family members, counsel and tax and accounting advisors, and, in the case of VIA, its executive officers, directors and counsel on a need-to-know basis) any information that is not consistent with VIA's public announcements regarding Executive's separation as contemplated by Paragraph 7 hereof. Executive shall treat the terms of this Agreement as Confidential Information in accordance with the VIA NET.WORKS Employee Confidentiality Agreement.

        5.    Proprietary and/or Confidential Information.    Executive agrees that any proprietary or confidential information or data relating to VIA or any of its affiliates, including, without limitation, trade secrets, customer lists, customer contacts, customer relationships, VIA's financial data, long range or short range plans, and other data and information of a competition-sensitive nature, or any confidential or proprietary information of others licensed to VIA, that he acquired while an employee or officer of VIA shall not be disclosed or used in a manner detrimental to VIA's interests. Executive agrees and hereby reaffirms his existing obligations under any and all confidentiality agreements that he has or may have signed with VIA or its affiliates, including but not limited to the VIA NET.WORKS, INC. Employee Confidentiality Agreement.

        6.    Cooperation and Return of Information and Company Property.    Executive agrees that prior to his Leave Date, and through the Separation Date as may be reasonably requested by VIA, he will cooperate fully with VIA in providing information to VIA relating to the business of VIA and its affiliates. Executive further agrees to return to VIA within one (1) business day of his Leave Date the originals and all copies of all files, materials, documents and all other property belonging to or relating to the business of VIA, including but not limited to his computers, lap-tops and passkeys to all VIA offices. Executive may retain only personal correspondence and notes relating to the duties and responsibilities of his employment. Notwithstanding the foregoing, Executive will be permitted to keep his company European GSM mobile phone through the Separation Date. Executive will be responsible for the charges assessed against the mobile phone (including subscription costs and actual telephone usage costs) for the period April 1—June 30, 2003.

        7.    Public Statement.    The parties agree that any public announcement of Executive's separation from employment shall be mutually agreed upon by the parties and shall confirm that he was hired on an interim basis and achieved the objectives that the board of directors laid out for him (specifically the financial and operational stabilization of the company).

        8.    Indemnification.    VIA agrees to continue for the benefit of Executive the indemnification provided to directors and officers in VIA's By-Laws, as such provision may be amended from time to time in a manner no less favorable to Executive, together with the Indemnification Agreement dated September 25, 2002, provided that such indemnification shall only apply with respect to mistakes, acts and omissions of Executive that occurred while he was an employee, officer or director of VIA. In addition, Executive shall remain entitled to coverage under VIA's director and officer insurance and other insurance policies for mistakes, acts or omissions for the period prior to the Separation Date.

        9.    Representation.    Executive represents and warrants that as of the date of his execution of this Agreement he has not accepted, and does not expect to accept prior to the Separation Date, employment with an international Internet service provider.

        10.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns, and Executive's heirs, executors and administrators.

        11.    Entire Agreement; Amendment.    This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes the Employment Agreement and any other employment, consulting, or separation agreement Executive has or may have with VIA and any other agreement between Executive and VIA. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party's agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

        12.    No Admission.    The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

        13.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

        14.    Waiver.    Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

        15.    Assignment.    This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

        16.    Notice.    All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand-delivered (including delivery by courier) or mailed by first-class, registered, or certified mail (return receipt requested, postage prepaid) to such party at the address set forth on the signature page hereof. Either party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        17.    Acknowledgment.    Executive acknowledges that he has read and understands the foregoing Agreement and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, and that he has been given a reasonable period of time to consider and execute this Agreement.

        18.    Counterparts.    This Agreement may be executed in counterparts.

        IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

KARL A. MAIER	VIA NET.WORKS, INC. 12100 Sunset Hills Road, Suite 110 Reston, Virginia 20190 Attn: General Counsel
/s/ KARL A. MAIER	By:	/s/ MATT S. NYDELL Matt S. Nydell Senior Vice President & General Counsel
Date:	February 21, 2003	Date:	February 21, 2003
Witness:	Witness:

GENERAL RELEASE OF CLAIMS

        This General Release of Claims (the "General Release") is being executed by Karl A. Maier (the "Executive") for and in consideration of the mutual promises contained herein and in the Employment Separation Agreement and Release (the "Agreement") entered into between his and VIA NET.WORKS, INC. ("VIA"), and for other good and sufficient consideration, receipt of which is hereby acknowledged. Executive agrees as follows:

        Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to his employment, or the termination of his employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Executive Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Executive is not waiving any benefits accrued under the terms of VIA's 401(k) plan (or any successor plan) and is not waiving any claims under VIA's health plan, stock option plan or other benefits plans or any claims for indemnification or under VIA's director and officer or other insurance policies to which Executive may be entitled to coverage.. Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Executive represents and warrants that he has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer. Notwithstanding these provisions, the foregoing release is not a release of Executive's rights or claims under or specifically preserved in the Agreement, nor is it a release of any claim with respect to events that occur after the date that Executive signs this General Release.

February 21, 2003 Date	/s/ KARL A. MAIER Karl A. Maier

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  EXHIBIT 10.31
EMPLOYEMENT SEPARATION AND RELEASE AGREEMENT DATED FEBRUARY 21, 2003 BETWEEN VIA NET.WORKS, INC. AND KARL MAIER
GENERAL RELEASE OF CLAIMS